As filed with the Securities and Exchange Commission on July 23, 2018

Registration No. 333-137150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUSTAR GP HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	85-0470977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19003 IH 10 West San Antonio, Texas	78257
(Address of Principal Executive Offices)	(Zip Code)

NUSTAR GP HOLDINGS, LLC LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED AS OF APRIL 1, 2007

(Full title of plan)

Amy L. Perry

Senior Vice President, General Counsel and Corporate Secretary

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, Texas 78257

(Name and address of agent for service)

(210) 918-2000

(Telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos

Sidley Austin LLP

1000 Louisiana St., Suite 6000

Houston, Texas 77002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On September 7, 2006, NuStar GP Holdings, LLC, a Delaware limited liability company (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-137150) (the “Registration Statement”) with the Securities and Exchange Commission, which was deemed effective upon filing. The Registration Statement registered the offer and sale of 2,000,000 units representing limited liability company interests in the Company issuable pursuant to the NuStar GP Holdings, LLC Long-Term Incentive Plan (the “Registered Securities”).

Pursuant to the Agreement and Plan of Merger, dated as of February 7, 2018, by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership, NuStar GP, LLC, a Delaware limited liability company, Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Merger Sub merged with and into the Company, with the Company as the surviving entity on July 20, 2018 (the “Merger”).

As a result of the Merger, and in accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 any of the Registered Securities which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on July 23, 2018.

NUSTAR GP HOLDINGS, LLC

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following officers and directors of NuStar GP Holdings, LLC, the registrant, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley C. Barron	Director, President and Chief Executive Officer	July 23, 2018
Bradley C. Barron	(Principal Executive Officer)

/s/ Thomas R. Shoaf	Director, Executive Vice President and Chief Financial Officer	July 23, 2018
Thomas R. Shoaf	(Principal Financial Officer)

/s/ Jorge A. del Alamo	Senior Vice President and Controller	July 23, 2018
Jorge A. del Alamo	(Principal Accounting Officer)

/s/ Amy L. Perry	Director, Senior Vice President, General Counsel and Corporate Secretary	July 23, 2018
Amy L. Perry